INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Sonic Automotive, Inc. on Form S-8 of our report dated March 2, 1998 (March 24, 1998 as to Notes 2 and 8), appearing in the Annual Report on Form 10-K of Sonic Automotive, Inc. for the year ended December 31, 1997, and our reports dated May 11, 1998, May 22, 1998, and June 4, 1998, for Economy Cars, Inc., Hatfield Automotive Group, and Casa Ford of Houston, Inc., respectively, appearing in the Form 8-K (as amended) of Sonic Automotive, Inc. dated July 9, 1998.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

December 28, 1998